THE ADVISORS’ INNER CIRCLE FUND III

Change in Registrant's Independent Public Accountant

On March 26, 2025, PricewaterhouseCoopers LLP (“PwC”) resigned as the Funds’ independent registered public accounting firm for the fiscal-year-ended September 30, 2025.

PwC’s report on the financial statements of Mesirow High Yield Fund and Mesirow Small Company Fund (the “Funds”) for the fiscal-periods-ended September 30, 2024 and 2023, did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

For the two fiscal-years-ended September 30, 2024 and 2023, and the subsequent interim period through March 26, 2025, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in connection with PwC’s report on the financial statements. In addition, there have been no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The Funds requested that PwC furnish the Funds with a letter addressed to the U.S. Securities and Exchange Commission (the “SEC”) stating PwC agrees with the Funds’ statements. A copy of the letter from PwC to the SEC is filed as an Exhibit to this Form N-CSRS.

On March 26, 2025, the Audit Committee of the Trust’s Board of Trustees approved, and the Trust’s Board of Trustees, based upon the recommendation of the Audit Committee, approved, the appointment of Cohen & Company, Ltd. (“Cohen”) as the Trust’s independent registered public accounting firm for the fiscal-year- ended September 30, 2025.

For the two fiscal- years-ended September 30, 2024 and 2023, and the subsequent interim period through March 26, 2025, neither the Funds, nor anyone on the Funds’ behalf, consulted with Cohen on items which: (1) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements, and no written report or oral advice was provided to the Funds that Cohen concluded was an important factor considered by the Funds in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).